Filed Pursuant to Rule 433 Registration No. 333-279448 and 333-279448-05

Free Writing Prospectus dated September 16, 2026

Nissan Auto Receivables 2026-B Owner Trust

Issuing Entity

Nissan Auto Receivables Company II LLC	Nissan Motor Acceptance Company LLC
Depositor	Servicer/Sponsor

The depositor has prepared a preliminary prospectus dated September 16, 2026, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch Ratings Inc.
Class A-1 notes	P-1 (sf)	F1+sf
Class A-2a notes	Aaa (sf)	AAAsf
Class A-2b notes	Aaa (sf)	AAAsf
Class A-3 notes	Aaa (sf)	AAAsf
Class A-4 notes	Aaa (sf)	AAAsf
Class B notes	Aa3 (sf)	AA+sf
Class C notes	A3 (sf)	Asf

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive the ratings listed above.

Underwriters

Mizuho	BNP PARIBAS	BofA Securities	US Bancorp

Co-Managers solely with respect to the Class A Notes:

Citigroup	Lloyds Securities	MUFG

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File Number 333-279448) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-271-7403.